         Confidential treatment requested for portions of this document, portions for which confidential treatment is requested are noted.

                                 SUBLICENSE AGREEMENT


    This is an AGREEMENT effective as of the 24th day of May, 1996 between CIBA CORNING DIAGNOSTICS CORP., a Delaware corporation with offices at 63 North Street, Medfield, MA 02052 ("CCD") and VYSIS INC., a corporation with offices at 3100 Woodcreek Drive, Downers Grove, IL 60515 ("Vysis").

    WHEREAS CCD possesses an exclusive license (with rights to sublicense) to certain patents from The Regents of the University of California ("Licensor");

    WHEREAS Vysis is interested in obtaining a sublicense from CCD to enable Vysis to manufacture and commercialize in-vitro diagnostic tests under the patents licensed by CCD from Licensor;

    WHEREAS CCD is willing to grant the aforementioned sublicense to Vysis under the terms and conditions specified herein;

    NOW THEREFORE, in consideration of the respective agreements hereinafter set forth, the parties hereto agree as follows:

1.  DEFINITIONS

    1.1 "Basic License Agreement", as used herein, shall mean the License Agreement between CCD and Licensor.

    1.2 "Effective Date", as used herein, shall mean the date first above written.

    1.3 "Patent Rights", as used herein, shall mean patent rights to any subject matter claimed in or covered by either or both of the following:

         (a) U.S. Patent Application Serial No. 421,096 entitled "Methods and Compositions for Detecting Human Tumors" which is assigned to the Licensor and was filed by Drs. Dennis Slamon and Martin Cline on October 12, 1989 (UC Case No. 82-215-R), which is a reissue application of U.S. Patent Number 4,699,877 entitled "Methods and Compositions for Detecting Human Tumors", assigned to the Licensor and filed by Drs. Dennis Slamon and Martin Cline on November 20, 1984 (UC Case No. 82-215-3) which is a continuation-in-part application of U.S. Patent Application No. 496,027, filed on May 19, 1983 (82-215-2) (abandoned), which is a continuation-in-part application of U.S. Patent Application No. 439,252, filed on November 4, 1982 (UC Case No. 82-215-1)
              (abandoned);

         (b) U.S. Patent 4,968,603 entitled "Determination of Status In Neoplastic Disease" which is assigned jointly to the Licensor, the University of Texas at San Antonio and Genentech, Inc. and was filed by Drs. Dennis Slamon, William McGuire and Axel Ullrich (respectively) on December 31, 1986 (UC Case No. 86-243) and any reissues, reexaminations and corrections thereof, to the extent that such patent rights are owned by the Licensor as at least a co-assignee;

         and continuing applications and continuations-in-part applications thereof, including divisions, substitutions, any patents or reissues issuing on said patents, applications, continuing applications and continuations-in-part, and any corresponding foreign applications or patents and any reissue, reexamination or corrections of any of the foregoing.

    1.4 "Field of Use", as used herein, shall mean for use as nucleic acid probe, protein or antibodies, or a combination thereof for research or diagnostic purposes.

    1.5 "Licensed Product", as used herein, shall mean any kit, composition of matter, or material either covered by the Patent Rights or produced by the Licensed Method, the use of which would constitute, but for the license granted to Vysis pursuant to this Agreement, an infringement of any pending or issued claim within the Patent Rights.

    1.6 "Licensed Method", as used herein, shall mean any process or method that is covered by the Patent Rights, the use of which would constitute, but for the license granted to Vysis pursuant to this Agreement, an infringement of any claim within the Patent Rights.

    1.7 "Net Sales", as used herein, shall mean the amount billed by Vysis or its Affiliates to third parties for the sale of Licensed Products, less the following: (a) cash discounts and/or quantity discounts allowed, credits for customers' returns and allowances; and (b) sales and use taxes incurred, as determined in accordance with generally accepted accounting practices. Royalties shall accrue only once in respect to a particular Licensed Product.

    1.8 "Affiliate", as used herein, shall mean any corporation or other business entity in which Vysis owns or controls, directly or indirectly, at least fifty percent (50%) of the outstanding stock or other voting rights entitled to elect directors; provided, however, that in any country where the local law shall not permit foreign equity participation of at least 50%, then an "Affiliate" shall include any company in which Vysis shall own or control, directly or indirectly, the maximum percentage of such outstanding stock or voting rights permitted by local law.

2.  SUBLICENSE GRANT

    2.1 Subject to the terms and conditions herein set forth, CCD hereby grants Vysis a non-exclusive, non-transferable, worldwide, right and license to make, use, and sell the Licensed Products and to practice the Licensed Method for the Field of Use for the term of this Agreement. This license shall not include the right to sell the Licensed Product if such Licensed Product is used in conjunction with a third parties' automated instrument. Notwithstanding the above, Vysis may contract with a third party to manufacture an automated instrument for Vysis' exclusive use in conjunction with the sale of Licensed Product.

    2.2 Vysis shall have no right to grant further sublicenses of its rights hereunder. Vysis, and its Affiliates, however, shall have the right, upon request from its customers, to state that such customers shall not be sued by Vysis' licensor (CCD) under the applicable Licensed Patents for use of the quantity of Licensed Products purchased from Vysis or its Affiliates.

    2.3 The sublicense granted hereunder shall be subject to all the applicable provisions of the license to the United States government executed by The Regents of the University of California and to the ownership of the other parties set forth in Paragraph 1.3(b).

3.  LICENSE FEE AND ROYALTY PAYMENTS

    In consideration for the rights granted hereunder, Vysis shall pay to CCD the following amounts:

    3.1 Vysis shall pay to CCD a non-refundable, non-creditable fee of $* U.S. dollars within thirty (30) days of execution of this Agreement.

    3.2 In addition to the fee described in Section 3.1 above, Vysis shall pay to CCD a royalty of *% of Net Sales utilizing technology claimed in the patent described in Section 1.3(b) (Slamon and McGuire) and a royalty payment of *% of Net Sales utilizing technology claimed in the patent described in Section 1.3(a) (Slamon and Cline). If a product utilizes technology claimed in both of the above-described patents, then the royalty rate shall be *% of Net Sales. Such royalties shall be payable within thirty (30) days of the end of each calendar quarter with respect to sales made during such calendar quarter.

    3.3 Minimum royalty payments shall commence in the year Vysis receives clearance for marketing in the United States from the U.S. Food and Drug


----------------
* Confidential treatment requested, material omitted has been filed separately with the Securities and Exchange Commission.

         Administration (FDA) for any Licensed Product. Those minimum royalty payments are described below:

              Year One                      $30,000
              Year Two                      $*
              Year Three to Sublicense      $*
                 Agreement Termination

         (For example, if Vysis receives clearance for a Licensed Product on March 15, 1997, then 1997 shall be Year One.)

    3.4 Within thirty (30) days after a Licensed Product has received clearance from the FDA to sell in the U.S., Vysis shall pay to CCD, in addition to the fee set forth in Section 3.1, a fee of $*
         U.S. dollars. One half of this fee shall be creditable against future minimum annual royalty payments, described in Section 3.3 above, but only up to one half of such minimum royalty payment. For example, in the first year of FDA approval (Year One), Vysis will receive a credit in the amount of one half of its minimum royalty obligation. Thus, Vysis' actual minimum royalty obligation shall be reduced from $30,000 to $15,000. These credits will continue until Vysis has exhausted one half of its $* FDA clearance fee ($*).

    3.5 Paragraphs 1.3, 1.5, and 1.6 define Patent Rights, Licensed Products and Licensed Methods so that royalties shall be payable on products and methods covered by both pending patent applications and issued patents. Earned royalties shall accrue in each country for sales made in that country and shall be payable to CCD when Licensed Products are invoiced, or if not invoiced, when delivered to a third party.

    3.6 Earned royalties accruing to CCD shall be paid to CCD quarterly on or before the following dates of each calendar year: February 28, May 31, August 31, and November 30. Each payment will be for earned royalties which accrued within Vysis' most recently completed calendar quarter.

    3.7 All monies due CCD shall be payable in United States currency. When Licensed Products are sold for monies other than United States dollars, the earned royalties will first be determined in the foreign currency of the country in which Licensed Products were sold and then converted into equivalent United States funds. The exchange rate will be that rate quoted in the WALL STREET JOURNAL on the last business day of the reporting period.

    3.8 Royalties earned with respect to sales occurring in any country outside the United States shall not be reduced by any taxes, fees, or other charges


----------------
* Confidential treatment requested, material omitted has been filed separately with the Securities and Exchange Commission.

         imposed on the remittance of royalty income by the government of such country. Vysis shall also be responsible for all bank transfer charges.

    3.9 If at any time legal restrictions prevent the prompt remittance of part or all royalties by Vysis with respect to any country where a Licensed Product is sold, Vysis shall pay CCD such royalties directly from its U.S. source of funds.

    3.10 In the event that any patent or any claim thereof included within the Patent Rights shall be held invalid in a final decision by a court of competent jurisdiction and last resort and from which no appeal has or can be taken, all obligation to pay royalties based on such patent or claim or any claim patentably indistinct therefrom shall cease as of the date of such final decision. Vysis shall not, however, be relieved from paying any royalties that accrued before such decision or that are based on another patent or claim not involved in such decision.

4.  DUE DILIGENCE

    Vysis shall use commercially diligent efforts to develop and bring to market all Licensed Products. In addition, Vysis shall use commercially diligent efforts to receive clearance for marketing in the United States from the FDA for any such Licensed Product.

5.  WARRANTY

    5.1 CCD warrants and represents that it has the full power and authority to enter into this Agreement to grant Vysis rights under Patent Rights and to carry out its obligations hereunder.

    5.2 Except as set forth in Section 5.1 above, this Sublicense is provided WITHOUT WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR ANY OTHER WARRANTY, EXPRESS OR IMPLIED. CCD MAKES NO REPRESENTATION OR WARRANTY THAT THE LICENSED PRODUCTS OR LICENSED METHODS WILL NOT INFRINGE ANY PATENT OR OTHER PROPRIETARY RIGHT.

    5.3 IN NO EVENT WILL CCD BE LIABLE FOR ANY INCIDENTAL, SPECIAL OR CONSEQUENTIAL DAMAGES RESULTING FROM EXERCISE OF THIS SUBLICENSE OR THE USE OF THE LICENSED METHODS OR LICENSED PRODUCTS.

    5.4  Nothing in this Agreement shall be construed as:

         5.4.1 a warranty or representation by CCD as to the validity, enforceability, or scope of the Patent Rights; or

         5.4.2 a warranty or representation that anything made, used, sold or otherwise disposed of under any sublicense granted in this Agreement is or will be free from infringement of patents of third parties; or

         5.4.3 an obligation to bring or prosecute actions or suits against third parties for patent infringement; or

         5.4.4 conferring by implication, estoppel or otherwise any license or rights under any patents of CCD other than the Patent Rights as defined herein, regardless of whether such patents are dominant or subordinate to the Patent Rights; or

         5.4.5 an obligation to furnish any know-how not provided in the Patent Rights.

6.  INDEMNIFICATION

    6.1 Vysis agrees to indemnify, hold harmless and defend CCD, its officers, employees, and agents against any and all claims, suits, losses, damage, costs, fees and expenses resulting from or arising out of exercise of this Sublicense. This indemnification will include, but will not be limited to, any product liability.

    6.2 Vysis, at its sole cost and expense, shall insure its activities in connection with the work under this Agreement and obtain, keep in force and maintain insurance as follows, or an equivalent program of self insurance:

         Comprehensive or Commercial Form General Liability Insurance (contractual liability included) with limits as follows:

              Each Occurrence:  $1,000,000
              Products/Completed Operations Aggregate: $5,000,000 Personal and Advertising Injury: $1,000,000
              General Aggregate (commercial form only):  $5,000,000

         It should be expressly understood, however, that the coverage and limits referred to under the above shall not in any way limit the liability of Vysis. Vysis shall furnish CCD with certificates of insurance evidencing compliance with all requirements. Such certificates shall:

              provide for thirty (30) day advance written notice to CCD of any modification;

              indicate that CCD has been endorsed as an additional insured under the coverage referred to under the above.

    6.3 CCD shall promptly notify Vysis in writing of any claim or suit brought against CCD in respect of which CCD intends to invoke the provisions of this Article. Vysis will keep CCD informed on a current basis of its defense of any claims pursuant to this Article.

    6.4 This Article 5 shall survive expiration or termination of this Agreement.

7.  BOOKS, RECORDS AND REPORTS

    7.1 Vysis shall keep books and records accurately showing all Licensed Products manufactured, used, and/or sold under the terms of this Agreement. Books and records shall be preserved for at least five (5) years from the date of the royalty payment to which they pertain and shall be open to inspection by auditors or accounting firms employed by or representing CCD at reasonable times for the purpose of verifying quarterly reports and royalties due, provided that such inspections shall not take place more than once a year and that such auditors or accounting firm shall report to CCD only as to the accuracy of the quarterly reports and royalties due.

    7.2 The fees and expenses of CCD's representatives performing such an examination shall be borne by CCD. However, if an error in royalties of more than five percent (5%) of the total royalties due for any year is discovered, then the fees and expenses of these representatives shall be borne by Vysis.

    7.3 Vysis will make quarterly royalty reports to CCD on or before each February 28, May 31, August 31 and November 30 of each year. Royalty reports will cover Vysis' most recently completed calendar quarter and will show (a) the gross sales and Net Sales of Licensed Products sold by Vysis during the most recently completed calendar quarter;
         (b) the number of each type of Licensed Product sold; (c) the royalties, in U.S. dollars, payable hereunder with respect to sales;
         (d) the method used to calculate the royalty; and (e) the exchange rates used.

    7.4 If no sales of Licensed Products have been made during any reporting period, a statement to this effect is required.

8.  USE OF NAMES AND TRADENAMES

    Nothing contained in this Agreement shall be construed as conferring any right upon Vysis to use in advertising, publicity, or other promotional activities any name, trade name, trademark, or other designation of The Regents of the University of California (including contraction, abbreviation or simulation of any of the foregoing). Unless required by law, the use by Vysis of the name "The Regents of the University of California" or any abbreviation or version thereof is expressly prohibited. In addition, Vysis shall not use the name "Ciba Corning Diagnostics Corp." (including contraction, abbreviation, or simulation of any of the foregoing) in the name of any Licensed Product. However, Vysis may state that the Licensed Products are licensed under the applicable patent numbers.

9.  PREFERENCE FOR UNITED STATES INDUSTRY

    Vysis agrees that, to the extent reasonably feasible to Vysis, any products embodying the Patent Rights or produced through the use thereof will be manufactured substantially in the United States.

1O. COLLABORATION

    Vysis and CCD may collaborate during the term of this Agreement in the areas of research and development and/or market development to enhance each party's knowledge of the measurement and importance of c-erbB-2 in the disease process.

11. LATE PAYMENTS

    In the event royalty payments or fees are not received by CCD when due, Vysis shall pay to CCD interest charges at a rate of ten percent (10%) simple interest per annum. Such interest shall be calculated from the date payment was due until actually received by CCD.

12. CONFIDENTIALITY

    CCD and Vysis shall not disclose the terms and conditions of this Agreement to any third party except for the limited purpose of obtaining financing or in conjunction with a public offering, and then only by (1) entering into a satisfactory confidentiality agreement with the third party and (2) receiving the other party's prior written consent. Such consent shall not be unreasonably withheld.

13. TERM AND TERMINATION

    13.1 Unless otherwise terminated by operation of law or by acts of the parties in accordance with the terms of this Agreement, this Agreement shall be in force from the effective date and shall remain in effect for the life of the last to expire patent under this Agreement.

    13.2 If Vysis shall violate or fail to perform any term or covenant of this Agreement, then CCD may give written notice of default ("Notice of Default") to Vysis. If Vysis should fail to repair the default within ninety (90) days of the effective date of notice, then CCD shall have the right to terminate this Agreement by a second written notice ("Notice of Termination") to Vysis. If a Notice of Termination is sent to Vysis, this Agreement shall automatically terminate on the effective date of notice. Termination shall not relieve Vysis of its obligation to pay any royalty or license fees due at the time of termination and shall not impair any accrued right to CCD.

    13.3 This sublicense is subordinate to the Basic License Agreement. Accordingly, if the Basic License Agreement is terminated, this sublicense may, at the discretion of the Licensor, also terminate.

    13.4 Any termination of this Agreement shall not effect the rights and obligations set forth in the following sections: Section 6, Indemnification, Section 7, Books, Records and Reports, Section 8, Use of Names and Tradenames, Section 12, Confidentiality and Section 14, Disposition of Licensed Products On Hand Upon Termination.

14. DISPOSITION OF LICENSED PRODUCTS ON HAND UPON TERMINATION

    Upon termination of this Agreement, Vysis shall have the right to dispose of all previously made or partially made Licensed Products within a period of one hundred eighty (180) days, provided, however, that the sale of such Licensed Products shall be subject to the terms of this Agreement, including, but not limited to, the payment of royalties at the rate and at the time provided herein and the rendering of reports thereon.

15. INFRINGEMENT

    If at any time any third party shall infringe any Licensed Patents hereunder in a particular country(s) to such an extent that Vysis is placed at a substantial commercial disadvantage ("substantial commercial disadvantage" shall be deemed to have occurred in a country if Vysis incurs a fifteen percent (15%) reduction in sales in such country in a three-month period, which reduction continues for a cumulative period of six months, due to such third party infringement) with respect to its operations under its license in such country(s) and Vysis so notifies CCD in writing, furnishing adequate evidence of the infringement and CCD does not within one (1) year after receipt of said notice (1) obtain a discontinuance of such infringing operations, or (2) bring suit against at least one infringer, Vysis may reduce its royalty payments by fifty percent (50%) in the country(s) where such infringement occurred to Vysis' substantial commercial disadvantage. Notwithstanding the above, Vysis' royalty payments shall not be reduced below a rate where, based on sales for a given country, Vysis' royalty payments to CCD are less than CCD's royalty payment obligations to Licensor. Should CCD bring suit against at least one infringer, Vysis shall execute such legal papers necessary for the prosecution of such suit as may be reasonably requested by CCD and CCD shall be liable for all costs and expenses of such litigation and shall be entitled to receive and retain all recoveries therefrom. If such infringement stops, full royalties shall forthwith become payable.

16. ASSIGNABILITY

    This Sublicense Agreement shall be personal to Vysis and non-assignable by Vysis. Notwithstanding the above, Vysis may assign this Sublicense Agreement with CCD's written consent.

17. NOTICES

    Any payment, notice, or other communication required or permitted to be given to either party hereto shall be deemed to have been properly given and to be effective on the date of delivery if delivered (a) in person, (b) by first-class, certified mail, postage prepaid, return receipt requested, or (c) by confirmed telecopy, in each case to the respective address or telecopy number given below or to such other address or telecopy number as it shall designate by written notice given to the other party in accordance with this Section 12, as follows:

    In the case of Vysis:

         Vysis Inc.
         3100 Woodcreek Drive
         Downers Grove, IL 60515
         Attention: Vice President, Technology and Business Development
         Telecopy: (708)271-7078

    In the case of CCD:

         Ciba Corning Diagnostics Corp.
         63 North Street
         Medfield, MA 02052
         Attention: Vice President, Licensing and Acquisitions
         Telecopy: (508) 359-3980


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

    With a copy to:

         Ciba Corning Diagnostics Corp.
         63 North Street
         Medfield, MA 02052
         Attention: General Counsel
         Telecopy: (508)359-3885

18. GOVERNING LAW

    This Agreement shall be construed, interpreted, and applied in accordance with the laws of the Commonwealth of Massachusetts, without regard to its principles of conflicts of laws.

19. MISCELLANEOUS

    19.1 The headings of the several sections are inserted for convenience of reference only and are not intended to be a part of or to affect the meaning or interpretation of this Agreement.

    19.2 This Agreement will not be binding upon the parties until it has been signed on behalf of each party, in which event, it shall be effective as of the Effective Date.

    19.3 No amendment or modification hereof shall be valid or binding upon the parties unless made in writing and signed by an authorized representative of each party.

    19.4 It is agreed that no waiver by either party hereto of any breach or default of any of the covenants or agreements herein set forth shall be deemed a waiver as to any subsequent and/or similar breach or default.

    19.5 This Agreement embodies the entire understanding of the parties relating to the subject matter hereof and except as noted herein shall supersede all previous communications, representations, or understandings, either oral or written, between the parties relating to the subject matter hereof.

    IN WITNESS WHEREOF both CCD and Vysis have executed this Agreement, in duplicate originals, by their respective duly authorized representatives, on the day and year first above written.


VYSIS, INC.                                      CIBA CORNING DIAGNOSTICS CORP.

By: /s/ John L. Bishop                           By:    /s/ Dr. Mickey Urdea
    ------------------                                 ----------------------
John L. Bishop                                   Dr. Mickey Urdea
Title: President                                 Title: Vice President
      -------------                                     ---------------